Exhibit 99.1
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news release
CONTACTS:

MEDIA:	INVESTORS:
Brunswick Group	Adam Zerfass
Radina Russell	212-282-5320
212-333-3810

For Cerberus Capital Management:
Chip Smith 646-885-3756
Liz Micci 646-495-2702

Avon Products, Inc. and Cerberus Capital Management Announce Close of Strategic Partnership Transaction

NEW YORK, March 1, 2016 -- Avon Products, Inc. (“Avon”) and Cerberus Capital Management, L.P. (“Cerberus”) today announced the close of their strategic partnership transaction (previously announced on December 17, 2015). This partnership includes the separation of Avon’s North America business into a privately-held company that is majority-owned and managed by an affiliate of Cerberus. The North American business will operate under the name New Avon LLC. Avon Products, Inc., comprised of the remaining international markets, continues to trade on the New York Stock Exchange under the ticker AVP.
Under the terms of the transaction, an affiliate of Cerberus invested $435 million in Avon in exchange for Avon convertible perpetual preferred stock. Assuming the conversion of the preferred stock to common stock at the conversion price of $5.00 per share, this equates to an ownership interest of approximately 16.6% as of March 1, 2016. In addition, Avon’s North America business has been separated into a privately-held entity, in which an affiliate of Cerberus has invested $170 million for an approximate 80% ownership interest. Avon maintains an approximate 20% interest in New Avon LLC. For more details on the strategic partnership, please visit investor.avoncompany.com.
"Our strategic partnership with Cerberus sets Avon on a solid path to profitability and growth by providing a solution for the North America business as well as capital, focus, and resources to support Avon Products, Inc. in the execution of our transformation plan,” said Sheri McCoy, Chief Executive Officer of Avon. “The partnership, along with other actions we are taking, also further increases our financial flexibility. We have significant capital resources and liquidity with which to fund working capital, restructuring costs, and opportunistic debt retirement.”
The company’s cash position as of December 31, 2015, together with the net cash proceeds from the transaction, totals approximately $1 billion.

“We are strong believers in the power of the Avon brand and the direct-selling business model, and are confident we can be a catalyst for improvement in both North American and the international markets,” said Steven F. Mayer, Senior Managing Director and Co-Head of Global Private Equity of Cerberus. "Having now spent months with the company, its management team, its Representatives and its Associates, we are even more enthusiastic about investing in the North American Representatives and business. Our goal is to make the direct-selling model and the Representative experience more contemporary, efficient, and profitable by reinvigorating the Avon brand, improving New Avon LLC’s competitiveness, and positioning it for long-term, sustainable growth.”
As previously announced, upon today’s closing, the Avon Products, Inc. Board of Directors will now consist of Chan Galbato (non-executive Chairman), W. Don Cornwell (lead independent Director), Sheri McCoy, Nancy Killefer, Susan Kropf, Steven Mayer, Helen McCluskey, Charles Noski, and Michael Sanford, with two additional independent directors to be jointly selected by Avon and Cerberus.
“I’m honored to be a part of the team that is creating Avon’s future,” said Galbato, Chief Executive Officer of Cerberus' affiliate Cerberus Operations and Advisory Company, LLC. “This will be an exciting time for Avon and all of its stakeholders as the company begins to realize its full potential and continues to grow its business in markets around the world.”
Six Directors who had previously served on the Avon Board have stepped down: Douglas Conant, Paula Stern, V. Ann Hailey, Maria Elena Lagomasino, Sara Mathew and Gary Rodkin.
“I want to thank these directors for their service,” said Cornwell. “They have each served Avon and our shareholders well.”

About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques. Sold through nearly 6 million active independent Avon Sales Representatives, Avon products delight consumers in approximately 70 countries worldwide. Learn more about Avon and its products at www.avoncompany.com.

About Cerberus
Established in 1992, Cerberus is one of the world's leading private investment firms. Cerberus has approximately $30 billion under management invested in four primary strategies: operational private equity; real estate-related investments; commercial mid-market lending, and distressed securities and assets. From its headquarters in New York City and offices in the U.S., Europe and Asia, Cerberus has the on-the-ground presence, including both investment personnel and members of its Operations Team, to invest in multiple industry sectors, through multiple investment strategies, in countries around the world.

Forward-Looking Statements
Statements in this release that are not historical facts may be forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release include and concern our business strategy and outlook. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to improve our financial and operational performance, our ability to achieve the anticipated benefits of our strategic partnership with Cerberus, the impact of a continued decline in our business results, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in our markets, including fluctuations in foreign currency exchange rates. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.